Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton	December 5, 2016
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. ANNOUNCES THE

ACQUISITION OF CAMBIAN GROUP PLC’S ADULT SERVICES

DIVISION

KING OF PRUSSIA, PA- Universal Health Services, Inc. (NYSE:UHS) announced today that it has signed a definitive agreement to purchase the adult services division of Cambian Group, PLC for a total purchase price of £377 million (or approximately $479 million) and expects to complete the transaction by December 31, 2016. For 2016, the Cambian Adult Services Division is expected to produce revenue of approximately £142 million (or $180 million) and adjusted EBITDA of approximately £35 million (or $44.5 million). The acquisition of the Cambian Adult Services Group will add 81 behavioral facilities with 1,193 beds to the Cygnet family in the U.K. This diverse group of facilities provides care to adults with mental health disorders, intellectual disabilities, autism, personality disorder and acquired brain conditions. With the addition of the Cambian Adult Group, UHS will have a total of 102 facilities with approximately 2,250 beds in the U.K.

Alan B. Miller, CEO and Chairman of the Board of Universal Health Services, Inc. said, “We are pleased to announce the acquisition of Cambian’s Adult Services Division and welcome them into our Company. These facilities have an exceptional reputation and are leading their industry in both quality scores and patient outcomes. In addition, the services provided by the Cambian adult facilities are complementary to the services provided by our existing U.K. facilities”.

Universal Health Services (NYSE: UHS) is one of the largest and most respected hospital management companies in the nation. For nearly 40 years, UHS and its affiliates have focused on meeting patients’ healthcare needs across hundreds of local communities. Today, UHS subsidiaries own and/or operate more than 240 acute care hospitals and behavioral health facilities in 37 states, Washington, D.C., Puerto Rico, U.S. Virgin Islands and the U.K. UHS constantly strives to put patients first while adhering to the highest clinical performance standards. Over the past 4 years, 83 UHS facilities have been designated Top Performer in Key Quality Measures by The Joint Commission. In the Behavioral Health Division, over half of UHS’s eligible facilities received this distinguished recognition for the quality of our services. For additional information on the Company, visit our web site: http://www.uhsinc.com.

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filing with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

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